Exhibit 99.2
Press Release

Western Alliance Bancorporation Announces Two Retirements from Board of Directors
Sarver and Hilton have served on the Board since 2002

PHOENIX -- Western Alliance Bancorporation today announced that Robert Sarver and Steve Hilton will be retiring from their respective roles as Executive Chairman and Director of the Board of Directors of the company and its principal subsidiary, Western Alliance Bank. Their Board terms will end at the company’s annual meeting of stockholders in June. Sarver has served as a director on the Board since 2002 and as Executive Chairman since March 2018, while Hilton has served as a director since 2002.

Sarver’s dynamic leadership as the company’s former Chief Executive Officer (2002--March, 2018) was a catalyst for much of Western Alliance’s industry leading growth and strong financial performance over the past two decades. During his tenure, the company grew to more than $50 billion in assets and has been consistently ranked as one of the top performing banks by Forbes, Bank Director Magazine, and S&P Global. In 2016, Sarver received the Distinguished Service Award from the Greater Phoenix Economic Council, and in 2017 he was recognized by International Banker as Banking CEO of the Year.

“It has been an honor to serve as Executive Chairman of Western Alliance Bancorporation. I want to offer my sincere appreciation to our employees, whose hard work and dedication have allowed us to achieve so much during my 20 years at the company," said Robert Sarver. "With the company well positioned for continued success and growth, the time is right for me to begin a new chapter. I will always cherish and be grateful for the experiences I have had and the relationships I have made during my time at Western Alliance. I have the utmost confidence in the executive team and the oversight of our highly experienced and capable Board moving forward.”

Western Alliance Bancorporation Chief Executive Officer and President Kenneth A. Vecchione said, “Robert’s vision and leadership made the remarkable success of Western Alliance possible. Robert was honest, transparent, and led the company with integrity throughout his time as a colleague and as a friend to many of us. In navigating some of the most challenging economic conditions of the last two decades, including the Great Recession, Robert’s stewardship allowed the company to support tens of thousands of customers and employees who rely on us every day. We will miss Robert’s keen insights and decades of experience and we are deeply thankful for his service. Steve’s contributions to our Board included, among other things, valuable real estate insight that helped grow our company in the region and across the United States. We wish him well as he pursues other ventures.”

“Western Alliance would not be in the position it is today without the contributions of Robert Sarver,” said Western Alliance Bancorporation Lead Independent Director Bruce Beach. “Robert’s leadership and relationship with customers, colleagues, regulators and shareholders has driven our success and the growth of our service to communities and clients across the country. There is no doubt in our minds that Robert will continue to contribute to the industry and the communities so important to him and his family. While we will miss Robert’s relentless focus on expansion, innovation, and the customer experience, which has been so important to our success, we remain extraordinarily confident in the company’s leadership team, management, and culture from top to bottom.”

Beach added that Hilton, one of the company’s longest tenured, most active directors, “helped see the company through challenging initial growth phases with keen insight into several industries crucial to Western Alliance’s successful expansion efforts.”

About Western Alliance Bancorporation
With more than $50 billion in assets, Western Alliance Bancorporation (NYSE: WAL) is one of the country’s top-performing banking companies. The company is #2 best-performing of the 50 largest public U.S. banks in the S&P Global Market Intelligence listing for 2021, ranks high on the Forbes “America’s Best Banks” list year after year and was named #1 Best Emerging Regional Bank per Bank Director’s 2022 RankingBanking study. Its primary subsidiary, Western Alliance Bank, Member FDIC, helps business clients realize their ambitions with teams of experienced bankers who deliver superior service and a full spectrum of customized loan, deposit and treasury management capabilities, including blockchain-based offerings. Business clients also benefit from a powerful array of specialized financial services that provide strong expertise and tailored solutions for a wide variety of industries and sectors. Serving clients across the country wherever business happens, Western Alliance Bank operates individual, full-service banking and financial services brands, including AmeriHome Mortgage, and has offices in key markets nationwide.

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